EXHIBIT 99.1

Amyris Reports Third Quarter 2016 Results

Record Revenue, Lower SG&A Expenses and Strong Outlook

  Record Q3 2016 GAAP revenues* of $26.5 million, led by strong collaboration and product sales growth of 61% over Q3 2015
  Continued strong momentum in new collaborations, including with two key nutraceutical partners, the Department of Energy (DOE) and most recently a new pharma deal and pending asset transaction leading to strong Q4 cash generation
  Reduced selling, general and administrative expenses by 19% quarter over quarter

EMERYVILLE, Calif., Nov. 02, 2016 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), the industrial bioscience company, today announced financial results for the third quarter ended September 30, 2016, and posted the highest quarterly revenue in the company’s history since exiting ethanol sales and trading.

“We’re encouraged by the solid momentum in our business, which led to record revenue for the third quarter,” said John Melo, Amyris President & CEO. “We have continued to execute on our business plan to grow our business through collaborations and partnerships, including expansion into the pharmaceutical sector.  Our industry leading platform helped us reach a tipping point in demand from some of the leading companies in our target sectors. The combination of the strong growth for our farnesene building block, the new collaborations we are signing and the record number of products in our portfolio that are reaching commercial scale help underpin a very strong fourth quarter and over $200 million of 2017 revenue that we believe is supported by our current business and the remaining collaborations we expect to close in the fourth quarter.”

Key Highlights

Other key operating and development highlights during the third quarter and more recently included:

  Signed our third collaboration agreement with a “big pharma” partner solidifying our entrance into the biopharma sector. We are now partners with the leading companies in the world for each of the target compounds we are working on.
  Executed definitive agreements for a strategic partnership with a global nutraceuticals market leader including expansion to a second nutraceutical market product expected to represent $40-$50 million of incremental annual revenue in 2019, and an unsecured credit facility of $25 million, expected to close in December 2016.
  Entered Memorandum of Understanding with a leader in food ingredients and nutraceuticals for a transformative collaboration. Subject to completing definitive agreement - on track for completion by the beginning of December 2016 - Amyris expects to receive a collaboration payment of $10 million along with a partner equity investment of $20 million at $1.40 per share. Initial revenue expectations with this partner beginning in 2017 are $100 million.
  Announced major DOE agreement to further the manufacturing of cellulose-derived farnesene for biofuels. This is expected to expand global availability of Amyris’s farnesene for a variety of applications. Success in the project could enable farnesene cost below $1 a liter, delivering breakthrough results in a variety of products and unlocking additional market opportunities.
  Recently announced that our Biossance skin-care products will be launched in Sephora stores and online beginning in the first quarter of 2017, in line with our plan to introduce Biossance into new, large, distribution channels to drive growth and lower our operating cost.
  Signed letter of intent for distribution of Biossance skin care products through leading infomercial and direct selling channel. This anticipated partnership will also fund working capital to support growth of Amyris’s consumer business and become key distribution channel for Biossance along with Sephora relationship.
  Recently signed term sheet with one of most respected cosmetic ingredient suppliers in the world to establish joint venture for Amyris’s Neossance cosmetic ingredients business. This proposed partnership is valuing the business at $40 million and expected to continue supporting the growth and leadership the company has achieved with our proprietary Neossance squalane.
  Since September 30, 2016 the Company has closed on financing totaling $16.5 million. Further, management executed an amendment that extends the maturity of the Company’s senior secured loans of $28.6 million from the 2017 to 2019, subject to extending maturities of various loans with non-affiliates to 2019 as well. Along with this amendment, restrictive financial covenants have been eliminated as well as the monthly loan amortization.

Financial Performance

Third Quarter 2016

  Revenues for third-quarter 2016 were $26.5 million, up sharply from $8.6 million for the third quarter of 2015. The increase was driven by a 61% increase in product sales, primarily in the company’s personal care segment, as well as by significantly higher collaboration revenues. Collaboration revenues contributed $19.7 million and were up from $4.4 million for the same quarter of 2015. Product revenue of $6.8 million for the third quarter of 2016 compared with $4.2 million for Q3 2015.
  Q3 2016 selling, general and administrative expenses were $11.4 million, down 19% from Q3 2015, reflecting ongoing actions taken to reduce operating expenses.
  Net loss attributable to Amyris common stockholders for the third quarter of 2016 was ($19.7) million, or ($0.08) per basic share and per diluted share. Included in the calculation of net loss were several non-cash related items, including a loss from changes in fair value of embedded derivatives. Adjusted net loss, excluding these items and excluding stock-based compensation, was ($16.5) million, or ($0.07) per basic share.
  Q3 Free Cash Flow was $0.7 million, a marked improvement compared to ($18.9) million in the same quarter in 2015 driven largely by the revenue growth in the quarter.

Nine Months Ended September 30, 2016

  Revenues for the nine months ended September 30, 2016 were $45.0 million, compared with $24.3 million for the same period last year. The increase was driven by a 54% increase in product sales led by Amyris’s personal care business. Collaboration revenues contributed $30.1 million to total revenues for the period, which was more than double from the same period of 2015 and driven by collaboration revenue under the Ginkgo Bioworks agreement, as well as overall growth in new collaborations.
  Net loss attributable to Amyris common stockholders for the nine months ended September 30, 2016 was ($48.6) million, or ($0.21) per basic and ($0.28) per diluted share. This compared with a net loss for the same period of 2015 of ($176.0 million), or ($1.76) per basic and diluted share. The net loss for the 2015 period included several large non-cash related items.

FINANCIAL RESULTS AND NON-GAAP INFORMATION

Condensed consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Amyris’s historical performance as well as comparisons to the operating results of other companies. Management believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision-making.

Adjusted net loss is calculated by taking GAAP net loss and excluding stock-based compensation and gains and losses from changes in fair value of derivatives and debt extinguishment.

Non-GAAP revenue represents GAAP product revenue plus the cash received from collaborations. Non-GAAP revenue is calculated using GAAP revenues and adding the related changes in accounts receivable and deferred revenue related to revenue recognized for these collaborations and grants to equal funds received during the period, along with any funding associated with collaborations.

Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP in order to understand Amyris’s operating performance. A reconciliation of the non-GAAP financial measures presented in this release, including non-GAAP net loss, non-GAAP revenue, and other measures, to the most directly comparable GAAP financial measure is provided in the tables attached to this press release.

QUARTERLY CONFERENCE CALL TODAY

Amyris will discuss these results and provide a business update in a conference call scheduled for 4:30 p.m. ET (1:30 p.m. PT) today. Investors may access the call by dialing (866) 516-3867, participant passcode: 5584794.

A live audio webcast of this conference call and accompanying presentation is also available by visiting the investor relations section of the company's website at http://investors.amyris.com. A replay of the webcast will be available at the investor relations section of the company's website approximately two hours after the conclusion of the call.

About Amyris
Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules and produce specialty ingredients and consumer products. The company is delivering its No Compromise® products across a number of markets, including specialty and performance chemicals, flavors and fragrances, cosmetics ingredients, and pharmaceuticals and nutraceuticals. More information about the company is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as the anticipated consummation of a pending asset transaction, expected cash generation in Q4 2016, anticipated 2017 total revenue, the expected closing of collaborations in Q4 2016,  expected 2019 incremental annual revenue resulting from Amyris’s expansion to a second nutraceutical product, the anticipated timing for closing an unsecured $25 million credit facility, the expected completion of a definitive agreement for a collaboration with a leader in food ingredients and nutraceuticals, including the timing thereof and related collaboration payment and equity investment thereunder, as well as anticipated 2017 revenue resulting from such collaboration, the anticipated global availability expansion and production cost reduction of Amyris’s farnesene (and resulting market opportunities) in connection with Amyris’s agreement with the Department of Energy, the expected launch of Amyris’s Biossance skin-care products in Sephora stores and introduction of such products into other new, large distribution channels, and the anticipated extension of the loans under our senior secured loan facility), that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including Amyris’s liquidity and ability to fund operating and capital expenses, timing and execution risks associated with manufacturing, uncertainty regarding consummating proposed transactions, including the timing thereof, and growth in sales, potential delays or failures in development, production and commercialization of products, Amyris's reliance on third parties to achieve its goals, and other risks detailed in the "Risk Factors" section of Amyris's quarterly report on Form 10-Q filed on August 9, 2016. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Amyris and the Amyris logo are registered trademarks of Amyris, Inc.

*The reference to record third-quarter revenue excludes historical quarters when the company had engaged in ethanol sales and trading.

            -Financial Tables Attached-

Amyris, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$2,295	$13,512
Restricted cash	279	216
Accounts receivable, net	5,707	4,004
Related party accounts receivable	651	1,176
Inventories, net	7,899	10,886
Prepaid expenses and other current assets	4,286	4,583
Total current assets	21,117	34,377
Property, plant and equipment, net	63,093	59,797
Restricted cash	958	957
Equity and loans in affiliate	34	68
Other assets	13,657	10,357
Goodwill and intangible assets	560	560
Total assets	$99,419	$106,116

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$13,756	$7,943
Deferred revenue	7,105	6,509
Accrued and other current liabilities	34,912	24,268
Capital lease obligation, current portion	942	523
Debt, current portion	48,559	36,281
Related party debt	26,457	-
Total current liabilities	131,731	75,524
Capital lease obligation, net of current portion	56	176
Long-term debt, net of current portion	63,615	72,826
Related party debt	37,000	42,867
Deferred rent, net of current portion	9,123	9,682
Deferred revenue, net of current portion	4,469	4,469
Derivative liabilities	6,711	51,439
Other liabilities	4,212	7,589
Total liabilities	256,917	264,572

Mezzanine equity:	5,000	-
Contingently redeemable common stock

Amyris, Inc. stockholders’ deficit	(162,384)	(158,065)
Noncontrolling interest	(114)	(391)
Total stockholders' deficit	(162,498)	(158,456)
Total liabilities and stockholders' deficit	$99,419	$106,116

Amyris, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Revenues
Renewable product sales	$5,430	$4,226	$13,493	$9,661
Related party renewable product sales	1,390	2	1,390	2
Total product sales	6,820	4,228	14,883	9,663
Grants and collaborations revenue	19,724	4,363	30,071	14,643
Total revenues	26,544	8,591	44,954	24,306
Costs and operating expenses
Cost of products sold	14,876	8,455	33,945	26,057
Loss on purchase commitments and impairment of property,	-
plant and equipment	-	7,259	-	7,259
Research and development (1)	12,315	10,343	37,397	33,521
Sales, general and administrative (1)	11,381	14,103	35,055	42,859
Total costs and operating expenses	38,572	40,160	106,397	109,696
Loss from operations	(12,028)	(31,569)	(61,443)	(85,390)
Other income (expense):
Gain (loss) from change in fair value of derivatives (2)	(786)	(21,690)	41,826	(10,268)
Loss on extinguishment of debt (2)	(217)	(5,984)	(866)	(5,984)
Other income (expense), net (3)	(6,525)	(16,666)	(27,694)	(72,026)
Total other income (expense)	(7,528)	(44,340)	13,266	(88,278)
Loss before income taxes and loss from investments in affiliates	(19,556)	(75,909)	(48,177)	(173,668)
Provision for income taxes	(148)	(119)	(402)	(355)
Net loss before loss from investments in affiliates	(19,704)	(76,028)	(48,579)	(174,023)
Loss from investments in affiliates	-	(660)	-	(2,089)
Net loss	$(19,704)	$(76,688)	$(48,579)	$(176,112)
Net loss attributable to noncontrolling interest	-	24	-	78
Net loss attributable to Amyris, Inc. common stockholders	$(19,704)	$(76,664)	$(48,579)	$(176,034)
Net loss per share attributable to common stockholders, basic	$(0.08)	$(0.55)	$(0.21)	$(1.76)
Net loss per share attributable to common stockholders, diluted	$(0.08)	$(0.55)	$(0.28)	$(1.76)
Weighted-average shares of common stock outstanding used in
computing net loss per share of common stock:
Basic	249,190,339	140,374,297	226,772,159	100,103,007
Diluted (4)	249,190,339	140,374,297	268,375,111	100,103,007

(1)	Includes stock-based compensation expense of the following for the periods presented:

Research and development	$481	$530	$1,457	$1,776
Sales, general and administrative	1,327	1,726	4,191	5,188
	$1,808	$2,256	$5,648	$6,964

(2)	For the third quarter of 2016 and 2015, the Company recorded a non-cash loss from revaluation of its derivative liabilities, which was triggered by certain features of outstanding convertible notes (related to change in control protection and price-based anti-dilution adjustment provisions). The valuation of these derivative liabilities increased in the third quarter of 2016 and 2015 primarily as a result of an increase in Amyris’s stock price since June 30, 2016 and 2015, respectively.

(3)	Other income (expense), net for the nine months of 2015 includes $36.6 million charge related to the acceleration of debt discount accretion associated with a debt conversion transaction.

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Net loss attributable to Amyris, Inc. common stockholders (GAAP)	$(19,704)	$(76,664)	$(48,579)	$(176,034)
Loss on purchase commitments and impairment of
property, plant, and equipment	-	7,259	-	7,259
Stock-based compensation expense	1,808	2,256	5,648	6,964
Issuance of warrants with collaboration agreement	416	-	416	-
Gain from change fair in value of derivative & debt extinguishment	1,003	27,674	(40,960)	16,252
Acceleration of debt discount accretion associated with the debt
conversion transaction	-	7,147	-	43,717
Net loss attributable to Amyris, Inc. common stockholders (Non-GAAP)	$(16,477)	$(32,328)	$(83,475)	$(101,842)

Net loss per share attributable to Amyris, Inc. common stockholders,
basic (GAAP)	$(0.08)	$(0.55)	$(0.21)	$(1.76)
Loss on purchase commitments and impairment of
property, plant, and equipment	-	0.05	-	0.07
Stock-based compensation expense	0.01	0.02	0.02	0.07
Issuance of warrants with collaboration agreement	0.00	-	0.00	-
Gain (loss) from change fair in value of derivative & debt extinguishment	0.00	0.20	(0.18)	0.16
Acceleration of debt discount accretion associated with the debt
conversion transaction	-	0.05	-	0.44
Net loss per share attributable to Amyris, Inc. common stockholders,
(Non-GAAP)	$(0.07)	$(0.23)	$(0.37)	$(1.02)

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Product sales (GAAP & Non-GAAP)
Renewables	$6,820	$4,228	$14,883	$9,663
Product sales (GAAP & Non-GAAP)	$6,820	$4,228	$14,883	$9,663

Grants and collaborations revenue (GAAP)	$19,724	$4,363	$30,071	$14,643
Change in accounts receivable, deferred revenue and fundings associated
with collaborations	(1,515)	(2,763)	(2,251)	17,002
Collaborations Inflows (Non- GAAP) (1)	$18,209	$1,600	$27,820	$31,645

Total Revenues (GAAP)	$26,544	$8,591	$44,954	$24,306
Change in accounts receivable, deferred revenue and fundings associated
with collaborations	(1,515)	(2,763)	(2,251)	17,002
Total Cash Revenue Inflows (Non-GAAP) (1)	$25,029	$5,828	$42,703	$41,308

Costs of products sold (GAAP)	$14,876	$8,455	$33,945	$26,057
Other costs/provisions	(3,240)	1,808	(5,135)	221
Excess capacity	(304)	(1,895)	(4,481)	(7,069)
Depreciation and amortization	(986)	(1,029)	(2,715)	(3,431)
Costs of products sold (Non- GAAP)	$10,346	$7,339	$21,614	$15,778

Adjusted Gross Profit (Non- GAAP) (2)	$16,198	$1,252	$23,340	$8,528
Gross Margin (%) (2)	61.0%	14.6%	51.9%	35.1%

Research and development (GAAP)	$12,315	$10,343	$37,397	$33,521
Stock-based compensation expense	(481)	(530)	(1,457)	(1,776)
Issuance of warrants with collaboration agreement	(416)	-	(416)	-
Depreciation and amortization	(1,607)	(1,775)	(5,085)	(5,507)
Research and development (Non-GAAP)	$9,811	$8,038	$30,439	$26,238

Sales, general and administrative (GAAP)	$11,381	$14,103	$35,055	$42,859
Stock-based compensation expense	(1,327)	(1,726)	(4,191)	(5,188)
Depreciation and amortization	(274)	(314)	(839)	(1,071)
Sales, general and administrative (Non-GAAP)	$9,780	$12,063	$30,025	$36,600

(1)	The largest differences between the GAAP and non-GAAP collaborations numbers are (i) timing of revenue recognition.

The nine months ended September 30, 2016 and 2015, includes zero and $10.8 million, respectively, of funding from TOTAL which is in the form of convertible debt financing as contemplated in the July 2012 Amended Collaboration Agreement with TOTAL 2015.

	Non-GAAP Gross Profit /(Loss) is calculated based on non-GAAP Product Sales & Grants and Collaboration Inflows and Cost of Products Sold, and does not include costs related to collaborations.
(2)

Contact:

Peter DeNardo
Director, Investor Relations and Corporate Communications
Amyris, Inc.
+1 (510) 740-7481
investor@amyris.com
pr@amyris.com